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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

   VERTEX PHARMACEUTICALS ANNOUNCES EXERCISE OF OVERALLOTMENT BY UNDERWRITERS
               COMPANY RAISES A TOTAL OF $345 MILLION IN OFFERING

CAMBRIDGE, MA, SEPTEMBER 19, 2000 -- Vertex Pharmaceuticals Incorporated (Nasdaq:VRTX) announced today that the initial purchasers of its private offering of 5% Convertible Subordinated Notes, due September 2007, have exercised in full their $45 million overallotment option. The Company raised a total of $345 million in the Rule 144A offering to qualified institutional buyers. The Notes are convertible into Vertex Common Stock at a price equal to $92.26 per share, subject to adjustment in certain circumstances.

Vertex expects to use the net proceeds of the sale to fund clinical trials, preclinical studies and research and development, to invest in technologies that support its chemogenomics approach, to potentially acquire technologies, resources and products that could broaden its drug discovery platform and pipeline, and for working capital and general corporate purposes.

Vertex has agreed to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes within 90 days after the closing of the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This summary of the terms and conditions of the Notes is not intended to be a complete summary of the terms and conditions of such securities.

The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933 or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.



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Vertex Pharmaceuticals Incorporated
Vertex Announces Exercise of Overallotment
September 19, 2000
Page 2



Vertex Pharmaceuticals Incorporated discovers, develops and markets small molecule drugs that address major unmet medical needs. Vertex has seven drug candidates in clinical development to treat viral diseases, inflammation, cancer, autoimmune diseases and neurological disorders. Vertex has created its pipeline using a proprietary, information-based approach to drug design that integrates multiple technologies in biology, chemistry and biophysics, aimed at increasing the speed and success rate of drug discovery. Vertex's first approved product is Agenerase(TM) (amprenavir), an HIV protease inhibitor, which Vertex co-promotes with Glaxo Wellcome.

The foregoing information regarding Vertex's sale of Convertible Subordinated Notes is forward looking. While management makes its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Risk factors include uncertainties relating to the ability of the Company to use effectively the proceeds from the sale of the Notes. Investors are directed to consider other risks and uncertainties discussed in Vertex documents filed with the Securities and Exchange Commission.

Vertex's press releases are available at www.vpharm.com, or by fax-on-demand at
(800) 758-5804 -- Code: 938395.

                                       ###

VERTEX CONTACTS:
Lynne Brum, Vice President, Corporate Communications, (617) 577-6614 Katie Burns, Manager, Investor Relations, (617) 577-6656

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